Exhibit 5.1

August 10, 2017

Fennec Pharmaceuticals Inc.

PO Box 13628, 68 TW Alexander Drive

Research Triangle Park, NC 27709

Ladies and Gentlemen:

Re:	Fennec Pharmaceuticals Inc. - Registration Statement on Form S-1

We have acted as counsel to Fennec Pharmaceuticals Inc., a corporation incorporated pursuant to the laws of British Columbia (the “Company”), in connection with a Registration Statement on Form S-1 filed on or about August 10, 2017 with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the resale of 11,943,214 common shares comprised of 10,559,883 issued and outstanding common shares (the “Outstanding Shares”) and 1,383,331 common shares (the ‘Warrant Shares”) issuable upon the exercise of outstanding warrants (“Warrants”).

In rendering this opinion, we have examined: (i) the Articles of the Company, as amended; (ii) certain resolutions of the Board of Directors of the Company evidencing the corporate proceedings taken by the Company to authorize the issuance of the Shares, Warrants and Warrant Shares, and (iii) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

In rendering the opinion expressed below, we assumed the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies, and the genuineness of all signatures.

Based upon and subject to the foregoing, and such legal considerations as we deem relevant, we are of the opinion that:

1.                  The Outstanding Shares have been duly authorized by appropriate corporate action and are validly issued, fully paid and non-assessable.

2.                  The Warrants have been duly authorized by appropriate corporate action and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.                  The Warrant Shares have been duly authorized by appropriate corporate action, and when issued and delivered against payment therefor upon due and proper exercise of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is based solely on the present laws and applicable regulations of the Province of British Columbia and the laws of Canada in force therein. We express no opinion as to matters involving the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to references made to this firm in the Registration Statement and all amendments thereto. In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. The opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

Yours truly,

/s/ LaBarge Weinstein LLP